Exhibit 10.1

PERFORMANCE SHARE UNIT GRANT NOTICE
UNDER THE
CATALENT, INC.
2014 OMNIBUS INCENTIVE PLAN

Catalent, Inc. (the “Company”), pursuant to its 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), hereby grants to the Participant set forth below the target number of Performance Share Units (which are performance-based Restricted Stock Units for purposes of the Plan) as set forth below. The Performance Share Units are subject to all of the terms and conditions as set forth herein and in the Performance Share Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant) and the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein (including Exhibit A attached hereto) shall have the meaning set forth in the Plan or the Performance Share Unit Agreement.

Participant:	[Insert Participant Name]

Date of Grant:	[Insert Date of Grant]

Performance Period:	The period commencing on and ending on .
Target Number of

Performance Share Units:	[Insert Target Number of PSUs], subject to adjustment as set forth in the Plan.

* * *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS PERFORMANCE SHARE UNIT GRANT NOTICE, THE PERFORMANCE SHARE UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE SHARE UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS PERFORMANCE SHARE UNIT GRANT NOTICE, THE PERFORMANCE SHARE UNIT AGREEMENT AND THE PLAN. THE PARTICIPANT’S RIGHTS UNDER THE PERFORMANCE SHARE UNIT GRANT NOTICE AND THE PERFORMANCE SHARE UNIT AGREEMENT WILL LAPSE SIXTY (60) DAYS FROM THE DATE OF GRANT AND THE PERFORMANCE SHARE UNITS WILL BE FORFEITED ON SUCH DATE IF THE PARTICIPANT SHALL NOT HAVE ACCEPTED THIS PERFORMANCE SHARE UNIT GRANT NOTICE AND THE PERFORMANCE SHARE UNIT AGREEMENT BY SUCH DATE.
This Performance Share Unit Grant Notice may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

CATALENT, INC.    PARTICIPANT

________________________________     ________________________________
By:
Title:

_________________________

1
To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

PERFORMANCE SHARE UNIT AGREEMENT
UNDER THE
CATALENT, INC.
2014 OMNIBUS INCENTIVE PLAN

Pursuant to the Performance Share Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Share Unit Agreement (this “Performance Share Unit Agreement”) and the Catalent, Inc. 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), Catalent, Inc. (the “Company”) and the Participant agree as follows.
1.Definitions. Whenever the following terms are used in this Performance Share Unit Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the Grant Notice, as applicable.

(a)Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.

(b)    Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants set forth in Section 10 or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant.
(c)    Retirement. The term “Retirement” shall mean a Termination by the Participant that occurs on or after the date on which the Participant attains the age of sixty-five (65) and has completed at least ten (10) years of Employment (other than a Termination when grounds existed for a Termination for Cause at the time thereof).
(d)    Termination Date. The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason.
2.Grant of Performance Share Units. Subject to the terms and conditions set forth herein, in the Grant Notice and in the Plan, for good and valuable consideration, the Company hereby grants to the Participant the Target Number of Performance Share Units (which are performance-based Restricted Stock Units for purposes of the Plan) provided in the Grant Notice (with each Performance Share Unit representing an unfunded, unsecured right to receive one share of Common Stock). The Company may make one or more additional grants of Performance Share Units to the Participant under this Performance Share Unit Agreement by providing the Participant with a new Grant Notice and new Exhibit A, to the extent applicable, which may also include any terms and conditions differing from this Performance Share Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Performance Share Units hereunder and makes no implied promise to grant additional Performance Share Units.

3.    Vesting. Subject to the conditions contained herein and in the Plan, the Performance Share Units shall vest as provided on Exhibit A or in Section 6 below. With respect to any Performance Share Unit, the period of time that such Performance Share Unit remains subject to vesting shall be its Restricted Period.
4.    Dividend Equivalents. The Performance Share Units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of Common Stock. Such dividend equivalents will be provided in shares of Common Stock having a Fair Market Value equal to the amount of such applicable dividends, and shall be shall be payable at the same time as the Performance Share Units are settled in accordance with Section 5 below. In the event that any Performance Share Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Performance Share Units.

5.    Settlement of Performance Share Units. Upon expiration of the Restricted Period with respect to any outstanding Performance Share Units that have not previously been forfeited in accordance with Exhibit A or Section 6 below, the Company shall issue to the Participant as soon as practicable (but no later than March 15 of the year following the year in which the Restricted Period expires) one share of Common Stock for each Performance Share Unit and such Performance Share Unit shall be cancelled; provided, however, that the Committee may, in its sole discretion, elect to defer the issuance of such shares beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code.

6.    Treatment on Termination.

(a)    Subject to clauses (b) - (d) below, in the event of a Termination prior to the Regular Vesting Date, the CIC Vesting Date or the Time Vesting Date (each as defined on Exhibit A), as applicable, (i) all vesting with respect to the Participant’s Performance Share Units shall cease and (ii) unvested Performance Share Units shall be forfeited to the Company by the Participant for no consideration as of the Termination Date.
(b)    Death. If the Participant incurs a Termination due to death, the Target Number of Performance Share Units or the number of Converted PSUs (as defined on Exhibit A) to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, become fully vested, the Restricted Period shall expire and any unvested Performance Share Units will immediately be forfeited to the Company by the Participant for no consideration.
(c)    Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, in each case, the number of Performance Share Units as determined in accordance with Exhibit A, to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided on Exhibit A as if the Participant had continued Employment through the Regular Vesting Date, the CIC Vesting Date or the Time Vesting Date, as applicable, subject to the Participant’s compliance with the restrictive covenants set forth in Section 10 and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date; provided, however, in the case of a Termination due to Retirement, the number of Performance Share Units, if any, that shall vest, as determined in accordance with Exhibit A shall be multiplied by a fraction, the numerator of which is equal to the number of days between and including the first day of the Performance Period and the date the Participant incurs a Termination due to Retirement and the denominator of which is 1095. Upon the Regular Vesting Date, the CIC Vesting Date or the Time Vesting Date, as applicable, the Restricted Period shall expire and any unvested Performance Share Units will immediately be forfeited to the Company by the Participant for no consideration.
(d)    Change in Control. In the event of a Change in Control, to the extent the acquiring or successor entity assumes, continues or substitutes for the Performance Share Units as provided for and described on Exhibit A hereto, if the Participant incurs a Termination by the Service Recipient without Cause (other than due to death or Disability) during the period commencing on the date of the consummation of a Change in Control and ending on the date that is eighteen (18) months following the consummation of such Change in Control, the number of Converted PSUs shall, to the extent not then vested or previously forfeited or cancelled, become fully vested, the Restricted Period shall expire and any unvested Performance Share Units will immediately be forfeited to the Company by the Participant for no consideration.

7.    Non-Transferability. The Performance Share Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Performance Share Units may be transferred by will or by the laws of descent and distribution in accordance with Section 14 of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided herein, no assignment or transfer of the Performance Share Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Share Units shall terminate and become of no further effect.
8.    Rights as Stockholder. Except as otherwise expressly provided for herein, the Participant or a Permitted Transferee of the Performance Share Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Share Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
9.    Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Share Units and any shares issued in respect thereof. Any reference in this Performance Share Unit Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Performance Share Units and all proceeds thereof shall be subject to the Company’s Clawback Policy, as in effect from time to time, to the extent the Participant is a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act.
10.    Restrictive Covenants.
(a)    To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non-interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the following provisions of this Section 10 shall not apply.
(b)    Competitive Activity
(i)The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Activity Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:
(I)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, part-nership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries, the business of any client or prospective client:
(1)with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year period preceding the Termination Date;
(2)with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year immediately preceding the Termination Date; or

(3)for whom the Participant had direct or indirect responsibility during the one year immediately preceding the Termination Date.
(II)    During the Restricted Activity Period, the Participant will not directly or indirectly:
(1)engage in any business that competes with the business of the Company or any of its Subsidiaries, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamin/mineral supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product  or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries (including, without limitation, any other business which the Company or any of its Subsidiaries have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries conduct business (a “Competitive Business”);
(2)enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;
(3)acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(4)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries and customers, clients, suppliers, or investors of the Company or any of its Subsidiaries.

Notwithstanding anything to the contrary in this Performance Share Unit Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any entity engaged in the business of the Company or any of its Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(III)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(1)solicit or encourage any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; or
(2)hire any such employee who was employed by the Company or any of its Subsidiaries as of the Termination Date or who left the employment of the Company or any of its Subsidiaries coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries for at least six (6) months.

(IV)    During the Restricted Activity Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries any consultant then under contract with the Company or any of its Subsidiaries.
(ii)    It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Performance Share Unit Agreement is an unenforceable restriction against the Participant, the provisions of this Performance Share Unit Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Performance Share Unit Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)    Confidentiality
(i)    The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company and its Affiliates and Subsidiaries (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)    “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties, (y) made legitimately available to the Participant by a third party without breach of any known confidentiality obligation, or (z) required by law to be disclosed or in any judicial or administrative process; provided that the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.
(iii)    Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Performance Share Unit Agreement (unless this Performance Share Unit Agreement shall be publicly available as a result of a regulatory filing made by the Company or one of its Affiliates or Subsidiaries); provided, that the Participant may disclose to any prospective future employer the provisions of Section 10 of this Performance Share Unit Agreement provided they agree to maintain the confidentiality of such terms.
(iv)    Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or one of its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.
(d)    Equitable Relief.

Notwithstanding the remedies set forth in Section 9 above and notwithstanding any other remedy which would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.
11.    Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof.
12.    Notice. Every notice or other communication relating to this Performance Share Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
13.    No Right to Continued Employment. Neither the Plan nor this Performance Share Unit Agreement nor the granting of the Performance Share Units evidenced hereby shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Performance Share Unit Agreement, except as otherwise expressly provided herein.
14.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Performance Share Unit Agreement and any other Performance Share Unit grant materials by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Service Recipient may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Share Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance Share Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
15.    Binding Effect. This Performance Share Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
16.    Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Performance Share Unit Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant hereunder shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

17.    Governing Law; Venue. This Performance Share Unit Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. For purposes of litigating any dispute that arises under this grant or this Performance Share Unit Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey, agree that such litigation shall be conducted in the courts of Somerset County, or the federal courts for the United States for the District of New Jersey, where this grant is made and/or to be performed.

18.    Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Performance Share Unit Agreement, the Plan shall govern and control.

19.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.    Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Performance Share Units and on any shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.    Section 409A of the Code. The Performance Share Units are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Performance Share Unit Agreement, if at any time the Committee determines that the Performance Share Units (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Performance Share Unit Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Performance Share Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

22.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Performance Share Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

23.    Entire Agreement. This Performance Share Unit Agreement, the Grant Notice and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Share Units. This Performance Share Unit Agreement, the Grant Notice and the Plan supersede any prior agreements, commitments or negotiations concerning the Performance Share Units.

Exhibit A

1.    Vesting/Change in Control. Except as otherwise expressly provided in Section 6 of the Performance Share Unit Agreement, provided the Participant has not incurred a Termination on or prior to the Regular Vesting Date (as defined below), the Performance Share Units granted hereunder shall vest upon the date on which the Committee determines the cumulative Revenue (as defined below) growth during the Performance Period and the cumulative EBITDA (as defined below) growth during the Performance Period, in each case, as of the last day of the Performance Period, which determination shall be made no later than the seventy-fifth (75th) day following the end of the Performance Period (the “Regular Vesting Date”) and in an amount, if any, equal to the product of (1) the Target Number of Performance Share Units and (2) the Cumulative Performance Percentage (as defined and described below). Upon the Regular Vesting Date, the Restricted Period shall expire and any vested Performance Share Units shall be settled in accordance with Section 5 of the Performance Share Unit Agreement. Any Performance Share Units that do not become vested in accordance with this Exhibit A (to the extent not previously forfeited pursuant to Section 6 of the Performance Share Unit Agreement) shall, effective as of the Regular Vesting Date, be forfeited by the Participant without consideration.
Notwithstanding the foregoing:
(i)    in the event of a Change in Control on or prior to July 1, 2015, to the extent the acquiring or successor entity does not assume, continue or substitute for the Performance Share Units, the Target Number of Performance Share Units, to the extent not then vested or previously forfeited or cancelled, shall become fully vested and on such date the Restricted Period shall expire (the date of such vesting and expiration, the “CIC Vesting Date”);
(ii)    in the event of a Change in Control after July 1, 2015 but prior to the end of the Performance Period, to the extent the acquiring or successor entity does not assume, continue or substitute for the Performance Share Units, a number of Performance Share Units equal to the number that would have vested based on the Cumulative Performance Percentage measured as of the last day of the fiscal year immediately preceding the date of the Change in Control (such day, the “End Date”) based on actual growth between July 1, 2014 through and including the End Date, measuring cumulative growth as of the End Date, to the extent not then vested or previously forfeited or cancelled, shall become fully vested and the Restricted Period with respect to such Performance Share Units shall expire on the CIC Vesting Date;
(iii)    in the event of a Change in Control on or prior to July 1, 2015, to the extent the acquiring or successor entity assumes, continues or substitutes for the Performance Share Units, in lieu of the vesting schedule in the first paragraph above, the Target Number of Performance Share Units will be subject to the following vesting schedule: provided the Participant has not incurred a Termination prior to the Time Vesting Date (as defined below), such Performance Share Units shall vest on June 30, 2017 (the “Time Vesting Date”) and, on the Time Vesting Date, the Restricted Period with respect to such Converted PSUs (as defined below) shall expire; and
(iv)    in the event of a Change in Control after July 1, 2015, to the extent the acquiring or successor entity assumes, continues or substitutes for the Performance Share Units, in lieu of the vesting schedule in the first paragraph above, a number of Performance Share Units equal to the number that would have vested based on the Cumulative Performance Percentage measured as of the End Date based on actual growth between [ ] through and including the End Date, measuring cumulative growth as of the End Date, will be subject to the following vesting schedule: provided the Participant has not incurred a Termination prior to the Time Vesting Date, such Performance Share Units shall vest on the Time Vesting Date and, on the Time Vesting Date, the Restricted Period with respect to such Converted PSUs shall expire.
Any Performance Share Units that do not vest or become Converted PSUs, as applicable, shall immediately be forfeited without any further action by the Company or the Participant and without any payment of consideration therefor.
For purposes of this Exhibit A and the Performance Share Unit Agreement, the term “Converted PSUs” shall mean those Performance Share Units that result from conversion pursuant to clause (iii) or clause (iv) above.

2.    Cumulative Performance Percentage. A number of Performance Share Units granted hereunder shall vest, if at all, based on the Cumulative Performance Percentage which is based on the cumulative Revenue (as defined below) growth during the Performance Period and the cumulative EBITDA (as defined below) growth during the Performance Period, determined as of the last day of the Performance Period in accordance with this Section 2.

For purposes of this Exhibit A:

“Revenue” shall mean net revenue as presented in the Company’s annual Securities and Exchange Commission filings but will be adjusted to [ ] fiscal year average foreign exchange rates. Future performance will be translated at constant foreign exchange rates in order to gauge performance against revenue goals in consideration of foreign currency fluctuations, which may occur. Revenue targets may also be adjusted during the Performance Period for any unusual items as defined and interpreted by the Committee including, but not limited to acquisitions and divestitures.

“EBITDA” shall mean the Company’s internally adjusted EBITDA which is generally calculated in the same manner as Adjusted EBITDA is calculated for purposes of the Company’s indentures governing its notes and its credit agreement governing its senior unsecured term loan facility, except for the impact of foreign exchange and other non-operational matters. EBITDA is based on [ ] fiscal year average foreign exchange rates and future performance will be translated at constant foreign exchange rates in order to gauge performance against EBITDA goals in consideration of foreign currency fluctuations, which may occur. EBITDA targets may also be adjusted during the Performance Period for any unusual items as defined and interpreted by the Committee including, but not limited to acquisitions and divestitures.

The Cumulative Performance Percentage shall be equal to the sum of twenty-five percent (25%) of the Revenue Performance Percentage and seventy-five percent (75%) of the EBITDA Performance Percentage as outlined and determined below.

Cumulative Revenue Growth (during the Performance Period expressed as a percentage assuming the starting point for Revenue growth is $ million)	Revenue Performance Percentage
%- %	%
%	%
%	%
%	%
%	%
%	%
%+	%

Cumulative EBITDA Growth (during the Performance Period expressed as a percentage assuming the starting point for EBITDA growth is $ million)	EBITDA Performance Percentage
%	%
%	%
%	%
%	%
%	%
%	%
%	%
%+	%

Cumulative Performance Percentage

(the Revenue and EBITDA dollar amounts reflected below assume the full Performance Period runs and such amounts reflect Revenue and EBITDA for the 20[ ], 20[ ] and 20[ ] fiscal years, in the aggregate)

Cumulative EBITDA (75%) (in millions)
		$	$	$	$	$
Cumulative Revenue (25%) (in millions)	$	%	%	%	%	%
	$	%	%	%	%	%
	$	%	%	%	%	%
	$	%	%	%	%	%
	$	%	%	%	%	%

The Revenue Performance Percentage, EBITDA Performance Percentage and Cumulative Performance Percentage shall each be a linear interpolation for any achievement that falls between the above targets, provided that there shall be no linear interpolation if the cumulative Revenue growth increases on average by less than [ ]% as of the last day of the Performance Period and/or the cumulative EBITDA growth increases on average by less than [ ]% as of the last day of the Performance Period. The maximum possible payout is [ ]percent ([ ]%) of the Target Number of Performance Share Units if cumulative Revenue growth increases on average by at least [ ] percent ([ ]%) as of the last day of the Performance Period and cumulative EBITDA growth increases on average by at least [ ] percent ([ ]%) as of the last day of the Performance Period.